Exhibit 10.01

[Letterhead of Fredrikson & Byron, P.A].

September 19, 2007

BY ELECTRONIC MAIL AND U.S. MAIL

Seth G. Heald, Esq.	SETTLEMENT COMMUNICATION

R. Scott Clarke, Esq.

Gregory E. Van Hoey, Esq.

Matthew C. Hicks, Esq.

P.O. Box 7238

Ben Franklin Station

Washington, D.C. 20044

Re: Xcel Energy Inc. v. United States (D. Minn.)

Gentlemen:

On behalf of Xcel Energy Inc., I am submitting the following offer in compromise with regard to the past, current, and future tax liabilities of Xcel and its affiliates (“Xcel”) relating to the income tax treatment of the PERQ II and PERQ IV COLI plan policies for the tax years 1993 and forward:

The terms of the offer are:

1.               Xcel will pay the IRS the total amount of $64,423,263 as follows:

A.           The IRS will retain the $32,230,069 of additional tax and deficiency interest that Xcel has previously paid or is deemed to have paid under this settlement for tax years 1993 and 1994.

B.             Xcel will pay the remaining $32,193,194 to the United States on or before October 31, 2007.

2.                                    A.           The $32,230,069 of payments previously made or deemed to have been made under this settlement for tax years 1993 and 1994 will be allocated to tax and interest as follows:

i.                  1993 and 1994 tax in the total amount of $19,119,757; and

ii.               1993 and 1994 interest on that tax in the total amount of $13,110,312;

B.             The $32,193,194 remaining payment referenced in paragraph 1B will be allocated as follows:

i.                  Section 6662 penalties for 1993 and 1994 in the total amount of $2,151,861;

ii.               Deficiency interest on the Section 6662 penalties for 1993 and 1994 in the total amount of $4,135,751;

iii.            Tax for 1995 in the amount of $10,344,509; and

iv.           Deficiency interest on that tax for 1995 in the amount of $15,561,073.

3.               Except as stated above, Xcel will be permitted to claim the COLI-related interest expense deductions on its tax returns for 1995-2007.

4.               On or before October 31, 2007, Xcel will cause PSR Investments, Inc. (“PSRI”), its wholly-owned subsidiary that currently owns the policies, to give notice to Provident (now “Unum”) that it is surrendering all of its PERQ II and PERQ IV policies whose insureds have not died as of the date of such notice. Xcel will not claim a deduction for any policy loan interest expense paid or accrued with respect to any PERQ II or PERQ IV policy for any date following the date of the notice of surrender.

5.               The government will permit Xcel to surrender those policies without recognition of any taxable gain. The government reserves its right, however, to review and adjust the tax treatment of any item relating to ownership of the policies, other than the amounts paid to PSRI in consideration of its surrender of the policies. For purposes of this provision, the amounts payable to PSRI pursuant to the PERQ IV mortality experience refund agreement will not be treated as amounts paid to PSRI in consideration of its surrender of the policies.

6.               Following written acceptance of this offer, the IRS and Xcel will enter into a closing agreement, a copy of which is attached as Exhibit A to this offer letter.

7.               Following written acceptance of this offer, the IRS and/or the Department of Justice Tax Division will execute a stipulation of dismissal with prejudice in the pending suit for refund in the federal District Court for the District of Minnesota and such other documents as may be necessary to conclude Xcel’s three pending Tax Court petitions, with each party to bear its own costs, disbursements, and fees.

8.               If implementation of this settlement for any taxable year results in a proposed refund or credit in an amount exceeding the amount set forth in IRC Section 6405(a), no such refund or credit shall be made until the expiration of 30 days from the date on which a report of such refund or credit is made to the Joint Committee on Taxation, as required by Section 6405(a).

9.               The Department of Justice and/or IRS will provide Xcel with periodic status reports regarding their review of this offer.

Thank you for your assistance.

Very truly yours,

/s/ Steven Z. Kaplan

Steven Z. Kaplan

Enclosure

cc:	James J. Duevel w/enclosures
James L. Altman, Esq. w/enclosures
James E. Dorsey, Esq. w/enclosures
David Jacobson, Esq. w/enclosures

SZK:jra

2

Exhibit A

Closing Agreement on Final Determination

Covering Specific Matters

Under section 7121 of the Internal Revenue code, Xcel Energy, Inc. and Subsidiaries (EIN: 84-0296600), 414 Nicollet Mall, Minneapolis, Minnesota 55401, on behalf of itself and its subsidiaries (collectively, the “Taxpayer”), and the Commissioner of Internal Revenue (the “Commissioner”), make the following agreement (“Closing Agreement”):

WHEREAS, the Taxpayer filed consolidated federal income tax returns with one or more affiliated corporations;

WHEREAS, the Taxpayer claimed deductions for interest paid or accrued on loans secured by life insurance contracts (hereinafter referred to as the “Contracts”) originally issued on November 1, 1984 (PERQ II Plan) and May 1, 1985 (PERQ IV Plan) by Provident Life & Accident Insurance Company (“Provident”);

WHEREAS, a dispute has arisen between the parties as to whether the interest paid or accrued on the loans secured by the Contracts (the “interest deductions”) is deductible in the taxable years ended December 31, 1993 through December 31, 2007;

WHEREAS, the Taxpayer terminated the contracts on               DATE by completely surrendering them to Provident;

WHEREAS, pursuant to its termination of the Contracts, the Taxpayer received from Provident the total surrender value of the Contracts, an amount equal to the gross aggregate value of the policy value accounts as of October 31, 2007;

WHEREAS, pursuant to its termination of the Contracts, the Taxpayer received from Provident a cash payment equal to the net surrender value of the Contracts, which amount was equivalent to the remaining aggregate value of the policy value accounts after repaying the outstanding policy loans and accrued interest, which amounts were secured by the policy value accounts;

WHEREAS, a dispute has arisen between the parties as to how the surrender value of the Contracts should be taxed for federal tax purposes;

WHEREAS, the correct federal tax treatment of any other amounts received by the Taxpayer relative to the Contracts which are neither death benefits nor amounts received as surrender value (for example, amounts received pursuant to the experience refund provisions of the PERQ IV Plan) is not determined under this Closing Agreement, and the Commissioner is not precluded from challenging the Taxpayer’s federal tax treatment of such amounts; Closing Agreement with Xcel Energy, Inc. and Subsidiaries (EIN: 84-0296600)

WHEREAS, the Taxpayer’s entitlement to the interest deductions for the taxable years ended December 31, 1993 and December 31, 1994, together with additions to tax under I.R.C. section 6662, are at issue in Xcel Energy Inc. v. United States, Docket No. 04-CV-01449 (D. Minn);

WHEREAS, the Taxpayer’s entitlement to the interest deductions for the taxable years ended December 31, 1995, December 31, 1996 and December 31, 1997, together with additions to tax under I.R.C section 6662 are at issue in the Tax Court case bearing Docket No. 24264-04;

WHEREAS, the Taxpayer’s entitlement to the interest deductions for the taxable years ended December 31, 1998 and December 31, 1999, together with additions to tax under I.R.C. section 6662, are at issue in the Tax Court case bearing Docket No. 5833-05;

WHEREAS, the Taxpayer’s entitlement to the interest deductions for the taxable years ended December 31, 2000, December 31, 2001, and December 31, 2002 together with additions to tax under I.R.C. section 6662, are at issue in the Tax Court case bearing Docket No. 19889-06;

WHEREAS, the Taxpayer and the United States government have reached a global basis of settlement (the “Settlement”) in the prosecution of the District Court case that is intended to resolve the disputed interest deductions for all taxable years beginning with the taxable year ended December 31, 1993;

WHEREAS, pursuant to the Settlement, Taxpayer agreed to pay the United States $64,423,263 in complete settlement of the Taxpayer’s past, present, and future federal income taxes, penalties, and interest relating to the Contracts;

WHEREAS, pursuant to the Settlement, the Taxpayer’s required payment of $64,423,263 was reduced to $32,193,194 to reflect a credit in the amount of $32,230,069 for amounts paid, or deemed to have been paid by the Taxpayer with respect to its liabilities for federal income tax and interest generated by the disallowed deductions for the taxable years ended December 31, 1993 and December 31, 1994;

WHEREAS, pursuant to the Settlement, on October 31, 2007, the Taxpayer paid $32,193,194 to the Commissioner;

WHEREAS, pursuant to the Settlement, the parties have resolved their United States District Court case by agreeing that for the tax years ended December 31, 1993 and December 31, 1994, no interest paid or accrued on loans secured by the Contracts shall be allowable to the Taxpayer as deduction under any provision of the Internal Revenue Code;

WHEREAS, pursuant to the settlement, the taxpayer paid or was deemed to have paid the amounts of $32,230,069 in tax and interest for the taxable years ended December 31, 1993 and December 31, 1994;

WHEREAS, pursuant to the settlement, the taxpayer paid or was deemed to have paid the amounts of $19,119,757 in tax and $13,110,312 in interest for the taxable years ended December 31, 1993 and December 31, 1994;

WHEREAS, the correct federal tax treatment of the interest amounts deemed to have been paid by the taxpayer pursuant to this settlement is not determined under this Closing Agreement, and the Commissioner is not precluded from challenging the taxpayer’s federal tax treatment of such amounts;

WHEREAS, pursuant to the Settlement, for the taxable year ended December 31, 1993, the Taxpayer is liable for a penalty and interest on that penalty in the amounts of $964,619.00 and $1,981,313.58, respectively;

WHEREAS, pursuant to the Settlement, for the taxable year ended December 31, 1994, the Taxpayer is liable for a penalty and interest on that penalty in the amounts of $1,187,242.00 and $2,154,436.62, respectively;

WHEREAS, pursuant to the Settlement, the parties have resolved their Tax Court case (Docket No. 24264-04) by agreeing that for the tax year ended December 31, 1995, there is an underpayment of taxpayer’s federal income taxes in the amount of $10,344,509.57 attributable to the disallowance of $29,555,741.63 in COLI deductions, that the taxpayer is liable for statutory interest on that underpayment in the amount of $15,561,073.21, that the taxpayer is not liable for any penalty for 1995 due to the disallowed COLI deductions, and that for the tax years ended December 31, 1996 and December 31, 1997, the Taxpayer will be allowed to deduct the interest paid or accrued on loans secured by the Contracts;

WHEREAS, pursuant to the Settlement, the parties have resolved their Tax Court case (Docket No. 5833-05) by agreeing that for the tax years ended December 31, 1998 and December 31, 1999, the Taxpayer will be allowed to deduct the interest paid or accrued on loans secured by the Contracts;

WHEREAS, pursuant to the Settlement, the parties have resolved their Tax Court case (Docket No. 19889-06) by agreeing that for the tax years ended December 31, 2000, December 31, 2001, and December 31, 2002, the Taxpayer will be allowed to deduct the interest paid or accrued on loans secured by the Contracts; and

WHEREAS, the Taxpayer and the Commissioner desire to resolve this matter with finality,

Closing Agreement with Xcel Energy, Inc. and Subsidiaries (EIN: 84-0296600)

NOW IT IS HEREBY DETERMINED AND AGREED FOR FEDERAL INCOME TAX PURPOSES THAT:

1.               For the tax years ended December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006, and December 31, 2007, the Taxpayer will be allowed as a deduction the interest paid or accrued on loans secured by the Contracts.

2.               The Taxpayer will not be allowed any deductions for interest paid or accrued on loans secured by the Contracts for any taxable years beginning after December 31, 2007.

3.               None of the cash surrender value received by, or credited to the benefit of the Taxpayer pursuant its termination of its policies on            Date shall be included in the Taxpayer’s gross income.

4.               The provisions of the Internal Revenue Code in effect at the time of death shall determine the Federal income tax treatment of any and all amounts paid as death benefits on the lives of individuals who died prior to the surrender of the Contracts.

5.               The life insurance contracts that are subject of this closing agreement will not be reinstated.

This agreement is final and conclusive except:

1.               the matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of a material fact;

2.               it is subject to the Internal Revenue Code sections that expressly provide that effect be given to their provisions (including any stated exception for I.R.C. section 7122) notwithstanding any other law or rule of law; and

3.               if it relates to a tax period ending after the date of this agreement, it is subject to any law, enacted after the agreement date, that applies to that contract period.

By signing, the above parties certify that they have read and agreed to the terms of this document.

XCEL ENERGY, INC. AND SUBSIDIARIES

By:	Date Signed

Title:

COMMISSIONER OF INTERNAL REVENUE

By:	Date Signed

Title:

[Letterhead of the U.S. Department of Justice — Tax Division]

September 21, 2007

Via E-mail and U.S. Mail

Steven Z. Kaplan, Esq.

Fredrikson & Byron, P.A.

200 S. 6th St., Ste. 4000

Minneapolis, MN 55402

skaplan@fredlaw.com

Re:	Xcel Energy, Inc. v. United States
Case No. 04-CV-1449 (D. Minn.)

Dear Mr. Kaplan:

This letter refers to your revised settlement offer, dated September 19, 2007, and transmitted on September 20, 2007, in the above-titled action. This is to advise you that the offer has been accepted on behalf of the Attorney General. We will advise you on the method for making the payment by separate correspondence.

Sincerely yours,

RICHARD T. MORRISON
Acting Assistant Attorney General
Tax Division

By:	/s/ Seth G. Heald

SETH G. HEALD
Chief
Civil Trial Section,
Central Region